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                                                                     Exhibit 8.1

                        [Tax Opinion of Duane Morris LLP]

                                January 30, 2006

The Board of Directors
Bay View Capital Corporation
1840 Gateway Drive
San Mateo, California 94404

     Re:   Agreement and Plan of Merger
           Between Bay View Capital Corporation
           and Great Lakes Bancorp, Inc.

Ladies and Gentlemen:

     We have acted as counsel to Bay View Capital Corporation, a Delaware corporation ("BVCC"), in connection with the Agreement and Plan of Merger, dated as of October 26, 2005 between BVCC and Great Lakes Bancorp, Inc., a Delaware corporation ("GLB") (the "Merger Agreement"), pursuant to which GLB will merge with and into BVCC, with BVCC surviving the merger (the "Merger"). At your request, and as contemplated by Section 7.3(c) of the Merger Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Unless otherwise indicated, all capitalized terms used in this opinion have the same meaning as used in the Merger Agreement.

     For the purpose of rendering our opinion herein, we have conducted an examination of the Internal Revenue Code of 1986, as amended (the "Code"), and such other applicable laws, regulations, rulings, decisions, documents and records as we have deemed necessary. With respect to factual matters, we have relied upon the Merger Agreement, including, without limitation, the representations of the parties set forth therein, the Form S-4 Registration Statement (as thereafter amended from time to time with all exhibits thereto), which we understand will be filed with the Securities and Exchange Commission in connection with the transactions described herein (the "Form S-4"), and upon certain statements and representations made to us in certificates by officers of BVCC and GLB (the "Representation Letters"), in each case without independent verification thereof. With the consent of BVCC, we have relied on the accuracy and completeness of the statements and

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The Board of Directors
Bay View Capital Corporation
Page 2
January 30, 2006

representations contained in the Representation Letters, the Merger Agreement and the Form S-4 and have assumed that each will be complete and accurate as of the Effective Time. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan, intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement with respect to such matters. Our opinion is conditioned on the initial and continuing accuracy of such facts, information, covenants, representations, statements and assumptions. In addition, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to the originals of all documents submitted to us as copies.

     For purposes of this opinion, we have assumed that the Merger will be consummated according to the Merger Agreement.

     Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that under the Code the Merger will constitute a reorganization under Code Section 368(a), and BVCC and GLB will each be a party to the reorganization within the meaning of Code Section 368(b). In addition, although the discussion set forth in the Form S-4 under the heading "Material United States Federal Income Tax Consequences of the Merger" does not purport to discuss all possible United States federal income tax consequences applicable to the GLB stockholders as a result of the transactions provided for in the Merger Agreement, such discussion constitutes our opinion concerning the material federal income tax consequences applicable to the GLB stockholders as a result of the transactions provided for in the Merger Agreement.

     The opinion expressed herein is based upon our interpretation of existing legal authorities, and no assurance can be given that such interpretations would be followed if the exchange of shares contemplated by the Merger became the subject of administrative or judicial proceedings. Statements of opinion herein are opinions only and should not be interpreted as guarantees of the current status of the law, nor should they be accepted as a guarantee that a court of law or administrative agency would concur in such statement. In addition, we have rendered the foregoing opinion as of the date hereof, and we do not undertake to supplement our opinion to factual matters or changes in law which may hereinafter occur.

     Except as set forth above, we express no opinion with respect to the tax consequences of the Merger, including without limitation the state, local or foreign tax consequences of any aspect of the Merger.

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The Board of Directors
Bay View Capital Corporation
Page 3
January 30, 2006

     The opinion set forth herein is addressed only to, and may be relied upon only by, BVCC and its stockholders, and only in connection with the transactions described in the Form S-4, and are not to be used or relied upon by any other parties, or in connection with any other transactions, except with our prior written consent.

     We expressly consent to the filing of this opinion as an exhibit to the registration statement on Form S-4 to be filed with the Securities and Exchange Commission in connection with the Merger, and to the reference to this opinion in the proxy statement/prospectus contained in such registration statement. By giving this consent, we are not admitting that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                        Very truly yours,

                                        DUANE MORRIS LLP